 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-257576
Supplement No. 2 to Prospectus Supplement Dated September 1, 2021
Dated: March 1, 2025
STATE OF ISRAEL
SAVINGS BONDS (NINTH SERIES)
Effective as of March 1, 2025, the prospectus supplement dated September 1, 2021 (the “Prospectus Supplement”) is revised as follows:
1.
The description of the bonds in the fourth paragraph on the cover page of the Prospectus Supplement, which currently states the following regarding eMazel Tov Savings Bonds:

“You may buy each eMazel Tov Savings Bond in a minimum denomination of $36 and integral multiples of $1 in excess of $36. The maximum amount of eMazel Tov Savings Bonds that may be purchased by any person to be issued on any Issue Date (which, in the case of eMazel Tov Savings Bonds, is the 1st of each month), registered in the name of any one holder, is $2,500. The purchase of eMazel Tov Savings Bonds is only available through the website of Development Corporation for Israel (http://www.israelbonds.com).”
is revised to read as follows:
“You may buy each eMazel Tov Savings Bond in a minimum denomination of $36 and integral multiples of $1 in excess of $36. The maximum amount of eMazel Tov Savings Bonds that may be purchased by any person to be issued on any Issue Date (which, in the case of eMazel Tov Savings Bonds, is the 1st of each month), registered in the name of any one holder, is $4,999. The purchase of eMazel Tov Savings Bonds is only available through the website of Development Corporation for Israel (http://www.israelbonds.com).”
2.
The descriptions of the bonds in the fourth paragraph on page S-1 and on page S-6 under the “Denominations” section of the Prospectus Supplement, each of which currently states the following regarding eMazel Tov Savings Bonds:

“You may buy each eMazel Tov Savings Bond in a minimum denomination of $36 and integral multiples of $1 in excess of $36. The maximum amount of eMazel Tov Savings Bonds that may be purchased by any person to be issued on any Issue Date (which, in the case of eMazel Tov Savings Bonds, is the 1st of each month), registered in the name of any one holder, is $2,500.”
are each revised to read as follows:
“You may buy each eMazel Tov Savings Bond in a minimum denomination of $36 and integral multiples of $1 in excess of $36. The maximum amount of eMazel Tov Savings Bonds that may be purchased by any person to be issued on any Issue Date (which, in the case of eMazel Tov Savings Bonds, is the 1st of each month), registered in the name of any one holder, is $4,999.”